BOARD OF DIRECTORS CONSENT
                       WITHOUT FORMAL BOARD MEETING
                                2/20/2001

The following actions were approved by unanimous consent of the Board of Directors and thereby acted upon by the Company:

1. The Company has agreed to retain the services of R.F. Bearden Associates as pursuant to a certain agreement which has been reviewed and approved by the Board of Directors.

2. The Company has agreed to retain the services of Lon Taylor, D/B/A Service Assist, Inc., to assist with preparation of financial information in conjunction with preparing audited financials for the Company. The agreement has been reviewed and approved by the Board of Directors.

3. The Company has agreed to retain the firm of Thomas Leger & Co., L.L.P., Certified Public Accountants to complete the audits for the periods December 1999 and 2000.

4. The Company has agreed to retain the services of The Wall Street Group to act as public relations firm for the Company and to assist in making a market for the companies public stock. The retainer agreement has been reviewed and approved by the Board of Directors.

As indicated by their signature below, the Directors approve the foregoing actions.

/s/ Joseph T. Kaminski                         2/20/01
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Joseph T. Kaminski                              Date

/s/ Roger W. Pierce                            2/20/01
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Roger W. Pierce                                 Date

/s/ Dennis A. Gray                             2/20/01
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Dennis A. Gray                                  Date